Exhibit 99.1

Contact:  Jane McCahon, Vice President of Corporate Relations

               (312) 592-5379 jane.mccahon@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. CELLULAR TO PROMOTE ALAN D. FERBER TO

EXECUTIVE VICE PRESIDENT–OPERATIONS

JAY M. ELLISON TO RETIRE

CHICAGO – Nov. 5, 2009 – United States Cellular Corporation [NYSE: USM] today announced that it plans to appoint Alan D. Ferber as executive vice president–operations, effective January 1, 2010. Ferber is currently vice president of sales operations and chief marketing officer for U.S. Cellular®. Jay M. Ellison, executive vice president and COO, is retiring at year-end.

“Alan Ferber is an integral part of the senior leadership team at U.S. Cellular,” said John E. Rooney, U.S. Cellular president and CEO. “His oversight of the company’s advertising, merchandising, marketing and branding strategies has helped U.S. Cellular become a leading wireless carrier in customer satisfaction and loyalty. He brings a valuable, in-depth understanding of the company’s sales and distribution channels to his role as executive vice president–operations.”

”On behalf of all the associates at U.S. Cellular, I want to thank Jay Ellison for his substantial role in helping to build this company,” added Rooney. “He developed the best operations team I have ever been associated with and ensured that our associates are uniquely focused on the highest level of customer satisfaction and business results. His relentless demand for excellence has enabled U.S. Cellular to build and retain a highly competitive position in the marketplace, while ensuring that our entire team stays committed to our strong, values-based culture.”

Ferber has been with U.S. Cellular since 2001 and leads the company’s branding, advertising, retail merchandising, product development and sales operations. In 2008, Ferber helped lead the launch of a new brand image for the company, encouraging wireless consumers to Believe in Something BetterSM. Ferber has more than 17 years of experience in the wireless industry and, prior to joining U.S. Cellular, he was a co-founder of traq-wireless and held leadership positions at Ameritech. He holds a B.A. in economics from the University of Michigan and an M.B.A. in finance and marketing from the Kellogg School of Management at Northwestern University.

About U.S. Cellular

United States Cellular Corporation, the nation’s fifth-largest, full-service wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to approximately 6.1 million customers in 26 states. The Chicago-based company employed approximately 8,700 full-time equivalent associates as of Sept. 30, 2009.

###